Exhibit 99.1
Explanation of Responses

(1) Prior to the transaction reported herein, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated partnerships, “WPEP”), owned an aggregate of 9,485,209 shares of the common stock, par value $0.001 per share (the “Shares”), of InterMune, Inc.  On May 11, 2011, WPEP distributed an aggregate of 4,999,993 Shares held by it to its partners on a pro rata basis, with no consideration being paid to WPEP in connection therewith.

This Form 4 is being filed on behalf of WPEP, Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), and Charles R. Kaye and Joseph P. Landy, each a United States citizen (Messrs. Kaye and Landy, together with WPEP, WPP LLC, WP and WP LLC, the “Warburg Pincus Reporting Persons”).  WPP LLC is the general partner of WPEP.  WP is the managing member of WPP LLC.  WPEP is managed by WP LLC.  Each of Messrs. Kaye and Landy is a Managing General Partner of WP and a Co-President and a Managing Member of WP LLC and may be deemed to control WPEP, WPP LLC, WP and WP LLC.  By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, each of WPP LLC, WP, WP LLC and Messrs. Kaye and Landy may be deemed to be a beneficial owner of an indeterminate portion of the Shares held by WPEP.  Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of all Shares in which such Warburg Pincus Reporting Person does not have a direct pecuniary interest.  The address of each of the Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York 10017.